Exhibit 10.11

APPLE CONFIDENTIAL

To:	Tony Fadell
From:	Dan Cooperman
Date:	November 3, 2008
Re:	Transition Agreement

As we discussed, I want to confirm the terms of your transition from your current position at Apple to a new role.

Apple has agreed to extend your employment through at least March 24, 2010 pursuant to the conditions of this Transition Agreement and attached Settlement Agreement and Release (the “Term”). This will allow you to continue to receive a salary and benefits as well as to vest in certain Restricted Stock Units as described below. We have agreed that you will immediately resign from your position as Senior Vice President, iPod, and as a member of the Apple Executive Team. In your new role as Special Advisor to Apple’s Chief Executive Officer, you shall provide such advice and other services concerning the business of Apple as may be reasonably requested by the Chief Executive Officer from time to time on a part time, but not a full time basis. During the Term, you will not be employed by or perform consulting services for any other entity absent Apple’s prior written consent.

Your new salary shall be $300,000 USD per year, subject to standard deductions and payable during Apple’s normal payroll cycle. You shall continue to receive all other benefits of employment generally available to other members of the Company’s management, and shall be entitled to participate in Apple’s VP/Director Bonus Program. All salary, benefits and bonus eligibility shall cease upon the termination of your employment with Apple. You will be entitled to the full FY’08 SVP Annual Bonus Program and all of your accrued vacation time to date shall be paid in full at your pre-transition salary. Any subsequent vacation accrual shall be paid at your new salary. In the event that your wife is no longer employed at Apple, then you will not be subject to any blackout restrictions regarding your sale of Apple securities when and if such restrictions lapse for her.

In consideration for Apple’s offer of continued employment, and upon the new grant of the RSUs set forth herein, you agree to cancel all of your outstanding unvested restricted stock units (“RSUs”) (as reflected below). You will have no further rights with respect to any of the cancelled RSUs, but your stock options shall remain outstanding and the terms and conditions of such options, including the vesting provisions, shall remain in full force and effect. The chart below lists your unvested RSUs that will be cancelled per your understanding and agreement:

Grant Date	Grant Number	Equity Type	Current Number of Unvested RSUs [1]	Cancellation Date	Cancelled RSUs	New Number of RSUs
8/30/2005	128049	RSU	5,000	Effective Date	5,000	0
12/17/2007	145216	RSU	50,000	Effective Date	50,000	0
2/2/2006	130714	RSU	100,000	Effective Date	100,000	0

[1]	Unvested RSUs as of 9/30/08

Subject to the approval of and at a date to be determined by the Board of Directors, Apple will recommend that you be granted an award of RSUs in the amount of 77,500 shares. The grant date and vesting commencement date will be determined by the Board, and shall be subject to the terms and conditions of Apple’s 2003 Employee Stock Plan. The RSUs subject to the award will vest all at once on March 24, 2010, contingent upon your continued employment on that date, provided, however, that should Apple terminate your employment before March 24, 2010 without “Cause”, your RSUs will accelerate and immediately vest and you shall be entitled to continuation of your salary payments (or pay in lieu at Apple’s discretion) and benefits or COBRA reimbursement through March 24, 2010 subject to your execution of a new release commensurate with the terms of the attached release.

For purposes of this Agreement, “Cause” shall be defined as (i) an intentional material act of fraud or dishonesty in connection with your duties, or in the course of your employment with the Company; (ii) the conviction of a felony or crime involving moral turpitude; (iii) Your breach of this Transition Agreement or attached Settlement Agreement and Release; (iv) a willful act by you which constitutes gross misconduct and which is injurious to the Company; or (v) a willful breach of a material Apple policy or your Intellectual Property Agreement. Prior to any termination for “Cause” Apple will provide you with written notice of the basis for a “Cause” termination. In addition, prior to any termination for “Cause” under (iii) above, Apple will provide you with a ten (10) day opportunity to cure. No act or failure to act by you shall be considered “willful” unless committed without good faith and without a reasonable belief that the act or omission was in the Company’s best interest.

You will have an opportunity to review in advance all press releases and SEC filings referencing your change in roles with Apple pursuant to the Transition Agreement. Unless otherwise required by law, these announcements will not infer or suggest that you have been demoted and/or terminated.

In order to receive the consideration outlined in this Transition Agreement, you will need to sign the attached Settlement Agreement and Release, and another similar agreement after your date of separation. The second agreement will release claims for the period between the date you sign the first agreement and the end of your employment. If you fail to sign the attached release of claims within seven days, your employment at Apple will come to an immediate end.

From today until your final date, I know that you will continue to adhere to Apple policies, and confidentiality agreements (including your Intellectual Property Agreement). Your employment shall remain at-will which means that either you or Apple may terminate your employment with or without notice or cause at any time subject to your rights under this Agreement.

Please be aware, the content of this memo and any related discussions or documents are confidential and are bound by the Intellectual Property Agreement that you signed as a condition of your employment with Apple. You are free to discuss this with your spouse and or legal/financial advisor.

Sincerely,

/s/ Dan Cooperman
Dan Cooperman Apple Inc.

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and General Release (Agreement) is made and entered into between Anthony Fadell (Employee) and Apple Inc. (Apple).

1. In exchange for the mutual promises set forth in this Agreement and in the Transition Agreement, Apple agrees as follows:

a. Apple will continue Employee’s employment pursuant to terms set forth in the Transition Agreement. (Attached hereto as Exhibit 1 is a true and correct copy of the Transition Agreement which is hereby incorporated by reference.)

b. Effective as of the close of business on the date indicated in the Transition Agreement, or earlier as provided therein, Employee shall be terminated from the employ of Apple. At such time, Employee shall receive all benefits due him pursuant to the Transition Agreement, and all other benefits and sums otherwise due shall be computed in accordance with Apple’s standard procedures and applicable benefit or other plan documents.

2. In exchange for the consideration herein, Employee agrees to the following separate and independent covenants:

a. Transition Agreement: Employee understands and agrees to the terms and conditions outlined in the attached Transition Agreement.

b. Communications: Employee agrees for the length of his employment and for one (1) year thereafter that he will not make any public statement to the press or media regarding Apple or his employment at Apple without the prior written approval of a Senior Officer of Apple. For avoidance of doubt, during the aforementioned period Employee shall not grant interviews, make public communications, take speaking opportunities, publish or provide any information or materials regarding Apple, its products, employees or his experiences at Apple absent the prior written approval of a Senior Officer of Apple. Employee further agrees that he shall not disparage Apple and its officers, directors and employees in any way in response to any inquiry from the press, public media or other third parties except as otherwise required by law. Apple’s current Chief Executive Officer, and current Executive Team shall, in return, not disparage Employee, except as otherwise required by law. Other than as required by law, or as reasonably required to enforce its terms, Employee agrees not to disclose the terms or existence of this Agreement or the attached Transition Agreement to persons other than his spouse and his professional advisers.

c. Post Termination – Settlement Agreement & Release: Employee agrees that after his termination from Apple, provided there has been no breach of this Agreement or the Transition Agreement by Apple, he will execute an agreement releasing all claims and potential claims that he may have that have arisen between the effective date of this Agreement and his separation date in a form substantially similar to this Agreement.

d. No Solicitation of Apple Employees: Employee agrees that for a period of one (1) year following his termination date, to not, either directly or indirectly, for himself or on behalf of others, solicit or recruit Apple employees or contractors to terminate their relationship with Apple.

3. In exchange for the promises contained in this Agreement and the Transition Agreement above Employee, on behalf of Employee’s heirs, estate, executors, administrators, successors and assigns does fully and completely release, discharge and agree to hold harmless Apple, its past, present and future successors, officers, directors, attorneys, agents, employees, shareholders, assigns, subsidiaries and affiliates from all charges, actions, claims, judgments, obligations, liabilities, costs, expenses, damages (including but not limited to general, special, punitive, liquidated and compensatory damages) or causes of action of every kind, nature and character, known or unknown, in law or equity, fixed or contingent, which Employee may now have, or ever had arising from or in any way connected with Employee’s relationship or termination of employment with Apple. This release includes, but is not limited to:

a. Any charges or claims relating to, arising out of, or connected with Employee’s employment with Apple, whether or not based upon any alleged violations of public policy; compliance (or lack thereof) with any internal Apple policy, procedure, practice or guideline; or any oral, written, express, and/or implied employment contract or agreement, or the breach of any term thereof, including but not limited to, any implied covenant of good faith and fair dealing; or any federal, state, county or municipal statute, law, regulation, order or ordinance whether or not relating to labor or employment; or any other charges or claims relating to the law of contract or tort;

b. any charges or claims relating to employment discrimination on account of race, sex, national origin, creed, religion, disability, or other basis, including harassment, whether or not arising under the federal Civil Rights Acts (Title VII), 42 U.S.C. Section 1981, the Rehabilitation Act of 1973, the Americans With Disabilities Act, any amendments to the foregoing laws, or any other federal, state, county, municipal or other law, statute, regulation or order relating to employment discrimination; and any claims relating to employment discrimination on account of age, whether or not arising under the Age Discrimination in Employment Act (ADEA) or any state law, statute or regulation relating to age discrimination.

c. any charges or claims arising under the Employee Retirement and Income Security Act, and any other laws and regulations relating to employment, and any and all claims for attorney’s fees and costs;

d. any charges or claims relating to pay or leave of absence arising under the Fair Labor Standards Act, the Family & Medical Leave Act, and any similar state laws or regulations;

e. any charges or claims for reemployment, salary, wages, bonuses, vacation pay, stock options, acquired rights, appreciation from stock options, stock appreciation rights, any other form of equity or equity rights, benefits or other compensation of any kind; and

f. any charges or claims relating to, arising out of, or connected with any other matter or event occurring prior to the execution of the Agreement whether or not brought before any judicial, administrative, or other tribunal.

Employee represents and warrants that Employee has not assigned any such charge or claim or authorized any other person or entity to assert such charge or claim on Employee’s behalf. Further, Employee agrees that under this Agreement, Employee waives any claim for damages incurred at any time in the future because of alleged continuing effects of past wrongful conduct involving any such claims and any right to sue for injunctive relief against Apple.

In entering into this Agreement, Employee has intended that this Agreement be a full and final settlement of all matters, whether or not presently disputed, that could have arisen between the parties. Employee understands and expressly agrees that by this Agreement he expressly waives all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present and all rights under Section 1542 of the California Civil Code and/or any similar statute or law of any other jurisdiction. Such section reads as follows:

Section 1542. “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, if known by him must have materially affected his settlement with the debtor.”

It is expressly agreed that the charges and claims released pursuant to this Agreement include all charges and claims against individual employees of Apple, whether or not such employees were acting within the course and scope of their employment.

Notwithstanding the above, nothing in this Settlement Agreement shall release or in any manner impair any rights Employee may have under California Labor Code Section 2802 or any other right to indemnification under applicable law, policy, agreement, applicable Apple by-laws, certificate of incorporation, or directors and officers liability insurance. Further the release contained herein shall not extend to any obligations incurred under this Agreement or the Transition Agreement, as well as any claims that cannot be released as a matter of law.

4. Non-Waiver; Complete Agreement; Governing Law. No provisions of this Agreement may be modified, waived or discharged except in writing signed by both Employee and a Senior Officer of Apple. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior to subsequent time. This Agreement and the attached Transition Agreement is the complete agreement of the parties as to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement or the Transition Agreement, and Employee and Apple represent and acknowledge that they have not relied upon any agreements or representations not set forth in either document, and that any prior agreements or representations relating to the subject matter of this Agreement are hereby superseded. Notwithstanding the above, this Agreement is not intended to modify, supersede, or otherwise extinguish the provisions of Employee’s Intellectual Property Agreement. To the extent any provisions of the Intellectual Property Agreement have continuing force and effect after the termination of Employee’s employment with Apple, this Agreement does not alter or affect those provisions in any way. This Agreement shall be governed by and construed in accordance with the laws of the State of California, other than its conflict of law provisions.

5. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6. Release of Claims. Employee understands that Employee has seven (7) days from the date Employee receives this Agreement to consider and sign this Agreement, but that Employee may waive this period of time.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8. Attorneys’ Fees. In the event of the bringing of any action, proceeding, arbitration or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements, or provisions arising out of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of that action or suit, or at trial, arbitration or on appeal, and in collection of judgment, including reasonable attorneys’ fees, accounting, and other professional fees resulting therefrom.

IN WITNESS WHEREOF, the Employee and Apple have executed this Agreement, effective as of the date first above written.

Apple

Date: November 3, 2008	By:	/s/ Dan Cooperman
Dan Cooperman, Apple Inc.

By signing this Agreement, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I have carefully read this Agreement, and that I fully I understand the terms of this Agreement and attached Transition Agreement along with their final and binding effect; and that I knowingly and voluntarily agree to them.

Date: November 3, 2008	By:	/s/ Anthony M. Fadell
Anthony M. Fadell